NEWS RELEASE
TSX: SCY
JANUARY 2, 2019
NR 19-01
www.scandiummining.com

SCY RECEIVES NOTICE OF MINE LEASE REVIEW

Reno, Nevada, January 2, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) has received notification that the New South Wales Department of Planning and Environment is reviewing the granting of Mine Lease 1763 (“ML”) to the Company’s Australian subsidiary, EMC Metals Australia Pty. Ltd., related to the Nyngan Scandium Project. The Company received the final signed ML grant in October 2017. The Company does not expect the outcome of this ML review to affect its ability to bring the Nyngan Scandium Project into production.

This current formal review is in response to an objection by a landowner who holds freehold surface ownership over a portion of the total 874 hectare mine lease area. The landowner objection claims the property is “Agricultural Land”, with meaning as defined in the relevant law.

The landowner filed a formal objection with the Department in mid 2016. That formal objection notice was improperly handled, and was only physically located and verified as compliant in mid 2018. The landowner made the Department aware of the existence of an unrecorded objection in mid 2017, and the Company was subsequently advised that the objection was investigated by the Department directly with the landowner prior to final award of the signed ML grant in late 2017.

The NSW Department of Planning and Environment has recently sought and received independent input that the landowner objection should qualify as “Agricultural Land”, as defined in the relevant law. The Company has rights of comment, rebuttal and appeal on that finding, which it fully intends to make to the Department. With receipt and consideration of appeal documents, from the parties, and further Department input, the Department Secretary will make a new determination on the validity of the affected portion of the ML.

If the Department Secretary’s decision upholds the landowner objection, the Company believes that outcome will not delay or prevent the development of the Nyngan Scandium Project, for the following reasons:

  The Company currently owns the majority (75%) of the operational surface rights on the project (180 hectares), including the planned industrial area and the area related to the west pit.
  The objecting landowner owns surface rights over the planned east pit (60 hectares), which is not scheduled for mining until year seven.
  The mine plan can be redesigned to produce ore exclusively from the west pit.
  The overall project resource is unaffected, and the resource contained in the west pit is multiples of the size required for 20 years of mine operation at current phase I capacity.
  The Company also holds other prospective exploration licenses in the vicinity of the Nyngan Project, targeting scandium, that are unaffected by this matter.

George Putnam, CEO of Scandium International Mining Corp. commented:

“The Company remains steadfast in its commitment to develop the Nyngan Scandium Project, and irrespective of the final determination of the Department Secretary, the Company remains on course to do that. We intend to present an appeal on the validity of both the technical and practical aspects of this objection, to the Department. The surface rights affected by this objection are not required under the mine plan until year seven, providing a substantial period of time to find another resolution, if appropriate, for the affected surface area. We also intend to call on the Department of Planning and Environment to actively resolve this matter quickly, and arrive at a fair resolution between the parties.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Limited, has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.